Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
NEWS RELEASE		(415) 408-4700

Willis Lease Finance Reports 2011 Net Income to Common Up 28% Over 2010

NOVATO, CA – March 12, 2012 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, reported 2011 net income grew 20% to $14.5 million and net income available to common shareholders increased 28% to $11.4 million, or $1.28 per share, up from $8.9 million or $0.96 per diluted common share a year ago.

Willis Lease earned $3.6 million in the fourth quarter ended December 31, 2011, compared to $4.0 million in the fourth quarter a year ago. After payment of preferred dividends, net income available to common shareholders was $2.9 million, or $0.33 per share, in the fourth quarter of 2011, compared to $3.2 million or $0.35 per share in the like quarter a year ago.

2011 Highlights (at or for the periods ended December 31, 2011, compared to December 31, 2010):

•

Average utilization for the year was 86%, the same as a year ago. With the purchase of a portfolio of off-lease assets just prior to year end, utilization was 82% at December 31, 2011 compared to 90% a year ago.

•	Total revenues increased 6% to $156.7 million from $148.3 million a year ago.

•	Lease rent revenues increased 2.5% to $104.7 million compared to $102.1 million a year ago.

•	Maintenance reserve revenues increased to $39.2 million, compared to $34.8 million in 2010.

•	Gains on sale of leased equipment contributed $11.1 million, up from $8.0 million a year ago.

•	Total net finance costs decreased 13% to $35.4 million compared to $40.7 million in 2010, reflecting the maturity of higher cost interest rate swaps over the past year.

•	Liquidity available from the revolving credit facility was $117.0 million at year end, up from $54.0 million a year ago.

•	Repurchased 434,748 shares in 2011 at an average price of $13.02 per share, up from 367,483 shares at an average price of 11.31 per share in 2010.

•	Book value per common share was $22.48 compared to $21.24 a year ago.

“Economic headwinds continue to buffet the aviation industry, including high fuel costs, tight margins and sluggish passenger demand in many regions, which has resulted in a steep decline in overall airline profitability in 2011 compared to 2010,” said Charles F. Willis, Chairman and CEO. “On top of that, the industry has been shaken by a rash of airline bankruptcies including American Airlines, Malev, Spanair, Avianova and World Airways. Despite the industry turbulence, Willis Lease still managed to generate not only a reasonable profit but also a healthy increase over the previous year.”

“We are continuing to make progress on many of our key strategic objectives including expanding our access to capital, deepening our industry relationships through joint ventures and other alliances and further penetrating the regional market,” Willis continued. “In 2011, we expanded our capital base through the establishment of a $345 million, 5 year revolving credit facility which can be upsized further to $450 million. We were also

(more)

WLFC Reports 2011 EPS of $1.28

March 12, 2012

excited to launch a promising engine leasing joint venture with Mitsui, which provided a new source of both debt and equity capital. Also, we purchased eleven ATR turboprop aircraft and seven engines late in the fourth quarter of 2011, further expanding our existing regional aviation portfolio. We are very pleased with the demand for these assets and have received significant interest from several operators for lease or outright purchase. To date, we have leased one engine and have signed letters of intent for the lease of three aircraft.”

“The available supply of certain engine types continues to outpace demand,” said Donald A. Nunemaker, President, “which increases the level of competition for each lease opportunity. As a consequence, our portfolio utilization is less than where we’d like it to be, and lease rates on many new transactions continue to be under pressure. We ended the year with a portfolio utilization of 82%, however late in the fourth quarter we added $26 million of aviation assets to our portfolio which were not on lease at year end. Asset acquisitions just prior to quarter end contribute little if any revenues during the quarter and adversely impact the period end utilization rate. Once these assets are leased or sold in the normal course of business, a more normal utilization results.”

“Lower hedging costs contributed to the 13% decline in net finance costs during 2011,” said Brad Forsyth, Chief Financial Officer. “Payments made under the interest rate swap agreements dropped to $11.3 million in 2011 from $18.6 million in 2010. We believe our current hedging position, which covers 54% of our floating rate debt, is adequate and we will continue to monitor interest swap rates to manage our hedge position appropriately based on market conditions.”

The blended federal and state effective tax rate for 2011 was 39.3% compared to 38.8% a year ago

Balance Sheet

At December 31, 2011, Willis Lease had 194 commercial aircraft engines, 3 aircraft parts packages and 13 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $981.5 million, compared to 179 commercial aircraft engines, 4 aircraft parts packages and 3 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $998.0 million a year ago. The Company’s funded debt-to-equity ratio was 3.03 to 1 at December 31, 2011, compared to 3.22 to 1 a year ago.

“With our stock continuing to trade at levels below book value, we continued our common share repurchase transactions throughout 2011, bringing the total number of shares repurchased to 802,231 over the last two years at an average price of $12.24,” added Forsyth. Book value per common share was $22.48 at year end.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

(more)

WLFC Reports 2011 EPS of $1.28

March 12, 2012

Consolidated Statements of Income

(In thousands, except per share data, audited)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2011	2010	Change	2011	2010	Change
REVENUE
Lease rent revenue	$25,244	$25,711	(1.8)%	$104,663	$102,133	2.5%
Maintenance reserve revenue	11,842	11,055	7.1%	39,161	34,776	12.6%
Gain (Loss) on sale of leased equipment	(121)	457	(126.5)%	11,110	7,990	39.0%
Other income	704	2,411	(70.8)%	1,719	3,403	(49.5)%

Total revenue	37,669	39,634	(5.0)%	156,653	148,302	5.6%

EXPENSES
Depreciation expense	12,534	12,626	(0.7)%	51,250	48,704	5.2%
Write-down of equipment	1,035	215	381.4%	3,341	2,874	16.2%
General and administrative	9,593	8,968	7.0%	35,701	29,302	21.8%
Technical expense	2,657	1,728	53.8%	8,394	8,118	3.4%
Net finance costs:
Interest expense	8,293	9,677	(14.3)%	35,201	40,945	(14.0)%
Interest income	(40)	(50)	(20.0)%	(167)	(212)	(21.2)%
Net loss on debt extinguishment	343	—	0.0%	343	—	0.0%

Total net finance costs	8,596	9,627	(10.7)%	35,377	40,733	(13.1)%

Total expenses	34,415	33,164	3.8%	134,063	129,731	3.3%

Earnings from operations	3,254	6,470	(49.7)%	22,590	18,571	21.6%
Earnings from joint ventures	437	291	50.2%	1,295	1,109	16.8%
Income before income taxes	3,691	6,761	(45.4)%	23,885	19,680	21.4%
Income tax expense	43	2,751	(98.4)%	9,377	7,630	22.9%

Net income	$3,648	$4,010	(9.0)%	$14,508	$12,050	20.4%
Preferred stock dividends paid and declared-Series A	782	782	0.0%	3,128	3,128	0.0%

Net income attributable to common shareholders	$2,866	$3,228	(11.2)%	$11,380	$8,922	27.5%

Basic earnings per common share	$0.34	$0.37		$1.35	$1.03

Diluted earnings per common share	$0.33	$0.35		$1.28	$0.96

Average common shares outstanding	8,425	8,654		8,423	8,681
Diluted average common shares outstanding	8,758	9,199		8,876	9,251

(more)

WLFC Reports 2011 EPS of $1.28

March 12, 2012

Consolidated Balance Sheets

(In thousands, except share data, audited)

	December 31,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$6,440	$2,225
Restricted cash	76,252	77,013
Equipment held for operating lease, less accumulated depreciation	981,505	998,001
Equipment held for sale	20,648	7,418
Operating lease related receivable, net of allowances	8,434	8,872
Notes receivable	542	747
Investments	15,239	9,381
Property, equipment & furnishings, less accumulated depreciation	6,901	6,971
Equipment purchase deposits	1,369	2,769
Other assets	15,875	12,565

Total assets	$1,133,205	$1,125,962

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$16,833	$18,099
Liabilities under derivative instruments	12,341	14,274
Deferred income taxes	84,706	75,645
Notes payable	718,134	731,632
Maintenance reserves	54,509	50,442
Security deposits	6,278	5,726
Unearned lease revenue	3,743	3,174

Total liabilities	896,544	898,992

Shareholders’ equity:
Preferred stock	$31,915	$31,915
Common stock ($0.01 par value)	91	92
Paid-in capital in excess of par	56,842	60,108
Retained earnings	156,704	145,324
Accumulated other comprehensive loss, net of tax	(8,891)	(10,469)

Total shareholders’ equity	236,661	226,970

Total liabilities and shareholders’ equity	$1,133,205	$1,125,962

WLFC Reports 2011 EPS of $1.28

March 12, 2012

Consolidated Statements of Income

(In thousands, except per share data, audited)

	Twelve Months Ended
	December 31,
	2011	2010	2009	2008	2007
REVENUE
Lease rent revenue	$104,663	$102,133	$102,390	$102,421	$86,084
Maintenance reserve revenue	39,161	34,776	46,049	33,716	28,169
Gain on sale of leased equipment	11,110	7,990	1,043	12,846	7,389
Other income	1,719	3,403	958	3,823	768

Total revenue	156,653	148,302	150,440	152,806	122,410

EXPENSES
Depreciation expense	51,250	48,704	44,091	37,438	31,136
Write-down of equipment	3,341	2,874	6,133	6,655	4,335
General and administrative	35,701	29,302	26,765	27,085	20,551
Technical expense	8,394	8,118	7,149	3,673	2,543
Net finance costs:
Interest expense	35,201	40,945	36,013	38,640	37,940
Interest income	(167)	(212)	(280)	(1,887)	(3,795)
Net loss/(gain) on debt extinguishment	343	—	(876)	—	2,667

Total net finance costs	35,377	40,733	34,857	36,753	36,812

Total expenses	134,063	129,731	118,995	111,604	95,377

Earnings from operations	22,590	18,571	31,445	41,202	27,033
Earnings from joint ventures	1,295	1,109	942	797	700
Income before income taxes	23,885	19,680	32,387	41,999	27,733
Income tax expense	9,377	7,630	10,020	15,398	10,069

Net income	$14,508	$12,050	$22,367	$26,601	$17,664
Preferred stock dividends paid and declared-Series A	3,128	3,128	3,128	3,128	3,128

Net income attributable to common shareholders	$11,380	$8,922	$19,239	$23,473	$14,536

Basic earnings per common share	$1.35	$1.03	$2.30	$2.85	$1.79

Diluted earnings per common share	$1.28	$0.96	$2.14	$2.68	$1.66

Average common shares outstanding	8,423	8,681	8,364	8,242	8,115
Diluted average common shares outstanding	8,876	9,251	8,983	8,760	8,742

Note: Transmitted on GlobeNewswire on March 12, 2012, at 6:00 a.m. PDT.